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                         [Ropes & Gray LLP Letterhead]

February 3, 2006

Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts 02116

   Re: Registration Statement on Form N-14

Ladies and Gentlemen:

   We have acted as counsel to Metropolitan Series Fund, Inc. (the "Company") in connection with the Registration Statement of the Company on Form N-14 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the High Yield Bond Trust (the "Trust"), a registered open-end management investment company under the Investment Company Act of 1940, as amended, and the Western Asset Management High Yield Bond Portfolio (the "Acquiring Portfolio"), a series of the Company, and the issuance of Class A shares of common stock of the Acquiring Portfolio in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganisation by and among the Trust and the Company of behalf of the Acquiring Portfolio (the "Agreement and Plan of Reorganisation"), in substartially the form to be included in the Registration Statement as an exhibit.

   We have examined the Company's Articles of Incorporation, as amended and supplemented (collectively, the "Articles"), and the Company's Bylaws, as amended. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion. Additionally, we have assumed that, as of any date of issuance of the Shares pursuant to the Agreement and Plan of Reorganization, the number of issued Shares will not exceed the number of Shares authorized to be issued under the Articles.

   We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees and shareholders of the Trust will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Company and the Trust.

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 Metropolitan Series Fund, Inc.                  -2-           February 3, 2006

   Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable by the Company, assuming that as consideration for the Shares not less than the net asset value and the par value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

   We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement and further consent to the references to our firm in the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Ropes & Gray LLP
                                                  Ropes & Gray LLP